Exhibit 99.1
Bronco Drilling Company, Inc. Names New Officers
OKLAHOMA CITY, June 28, 2007 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/GM:BRNC), is pleased to announce the election and appointment of the following officers of the Company.
Mark Dubberstein has been named President of the Company. Mr. Dubberstein became the Company’s General Counsel on January 1, 2006 following twenty-five years in private practice, most recently as the senior member of Dubberstein, Heinen & Morris PC in Oklahoma City. His previous experience includes serving as Mid-Continent Counsel at Sohio Petroleum Company in Dallas. He received a Juris Doctorate from the University of Oklahoma College of Law and a Bachelor of Arts degree in English from Oklahoma State University.
Steven R. Starke has been named Chief Accounting Officer of the Company. Mr. Starke has served as Controller of the Company since May 2005. Prior to joining the Company, Mr. Starke served as an accountant with Grant Thornton LLP in Oklahoma City. He received a Bachelor of Business Administration degree in Accounting and Management Information Systems from the University of Oklahoma and is a licensed Certified Public Accountant.
David C. Treadwell has been named the Company’s General Counsel and Assistant Secretary. Mr. Treadwell has served as the Company’s Assistant General Counsel since May 2007. Prior to joining the Company, he practiced law in Texas at Haynes and Boone LLP and then in Oklahoma City at Hartzog Conger Cason & Neville LLP. At those firms, he specialized in mergers and acquisitions, public and private securities offerings, and general corporate planning and representation. Mr. Treadwell received a Juris Doctorate with highest honors from the University of Oklahoma College of Law and a Bachelor of Science degree in Finance from the University of Illinois.
Matt Porter has been named the Company’s Vice President of Corporate Finance. Mr. Porter joined the Company in June 2006 as manager of the corporate development group. Prior to joining the Company, Mr. Porter worked as Vice President, Senior Portfolio Manager responsible for the management of a $250 million portfolio of private and public equity securities. He received a Bachelor of Business Administration degree from the University of Oklahoma and later a Masters of Business Administration, emphasis in finance, from the Price College of Business at the University of Oklahoma. He is a Chartered Financial Analyst and officer in the CFA Society of Oklahoma.
Rebecca D. Smith has been named the Company’s Controller. Mrs. Smith has served as Assistant Controller of the Company since September 2005. Prior to joining the Company, Mrs. Smith served as a staff accountant with JMA Energy Company, LLC in Oklahoma City and as a staff accountant with KPMG, LLC in Oklahoma City. She received a Bachelor of Science degree in Accounting from the University of Central Oklahoma and is a licensed Certified Public Accountant.
About Bronco Drilling
Bronco Drilling Company, Inc. is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract land drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq Global Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Contact:	Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com